EXHIBIT 107
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

ISABELLA BANK CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	Rule 457(c) and Rule 457(h)	50,000	(1)	$25.46	(2)	$1,273,000	(2)	$0.0000927	$118.01	(2)
Total Offering amounts							$1,273,000			$118.01
Total Fee Offsets										$—	(3)
Net Fee Due										$118.01
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers such indeterminate number of additional shares as may be required to be issued under the Plan in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act on the basis of the average price of the Common Stock on February 22, 2022.
(3) The Registrant does not have any fee offsets.